                                                                    Exhibit 99.1

[Logo] PNC                                                          NEWS RELEASE

CONTACTS:

MEDIA:
Brian Goerke
(412) 762-4550
corporate.communications@pnc.com

INVESTORS:
William H. Callihan
(412) 762-8257
investor.relations@pnc.com


                    THE PNC FINANCIAL SERVICES GROUP REPORTS
                           THIRD QUARTER 2003 RESULTS

     PITTSBURGH, October 16, 2003 - The PNC Financial Services Group, Inc. (NYSE: PNC) today reported third quarter 2003 net income of $281 million, or $1.00 per diluted share. This compares with net income of $184 million, or $.65 per diluted share, for the second quarter of 2003 and $285 million, or $1.00 per diluted share, for the third quarter of 2002. Results for the second quarter of 2003 included expenses totaling $87 million after taxes, or $.31 per diluted share, in connection with the Corporation's previously announced agreement with the United States Department of Justice ("DOJ") and related legal and consulting costs.

     "This was a good quarter for PNC. These financial results and strategic accomplishments reflect our team's efforts to build a mix of businesses capable of delivering solid risk-adjusted returns," said James E. Rohr, chairman and chief executive officer of The PNC Financial Services Group. "Our ongoing efforts to meet customer needs, improve operating leverage and maintain a strong balance sheet position us well to deliver value-added growth."

     Return on average common shareholders' equity was 17.06 percent for the third quarter of 2003 compared with 10.91 percent for the second quarter of 2003 and 17.49 percent for the third quarter of 2002. Return on average assets was
1.56 percent for the third quarter of 2003 compared with 1.13 percent for the second quarter of 2003 and 1.72 percent for the third quarter of 2002.


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The PNC Financial Services Group
One PNC Plaza 249 Fifth Avenue Pittsburgh Pennsylvania 15222 2707 www.pnc.com

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The PNC Financial Services Group, Inc.
Reports Third Quarter 2003 Earnings -- Page 2


     The return on average assets for the third quarter of 2003 was reduced by the impact of the Corporation's adoption, effective July 1, 2003, of FASB Interpretation No. ("FIN") 46, "Consolidation of Variable Interest Entities." See Early Adoption of FIN 46 below and the Consolidated Financial Highlights for further information.

     Excluding the impact of the DOJ-related expenses, the returns on average common shareholders' equity and on average assets for the second quarter of 2003 would have been 16.06 percent and 1.66 percent, respectively. The Consolidated Financial Highlights contain reconciliations of the second quarter of 2003 ratios as adjusted to those as reported under generally accepted accounting principles ("GAAP").

HIGHLIGHTS OF THE QUARTER

- The Federal Reserve Bank of Cleveland ("Federal Reserve") and the Office of the Comptroller of the Currency ("OCC") lifted their formal written agreements with the Corporation.

- On October 15, 2003, Moody's Investors Service affirmed the ratings of PNC and its subsidiaries with a stable outlook, concluding the review for possible downgrade that was initiated in June 2003.

- The Corporation signed a definitive agreement to acquire United National Bancorp.

- PNC's Board of Directors approved a four percent increase in the quarterly cash dividend on the common stock, to 50 cents per share.

- Regional Community Banking grew average home equity loans at an annualized rate of 21 percent and grew average demand deposits at an annualized rate of 18 percent compared with the second quarter of 2003 and 17 percent and 10 percent, respectively, compared with the third quarter of 2002.

- The net interest margin declined 42 basis points compared with the second quarter of 2003 due to the impact of new accounting rules and lower interest rates.

- Consolidated assets under management grew to $336 billion at September 30, 2003 compared with $328 billion at June 30, 2003 and $285 billion at September 30, 2002.

- Asset quality remained stable and nonperforming assets declined to $396 million at September 30, 2003 compared with $404 million at June 30, 2003 and $409 million at September 30, 2002.

- The $100 million efficiency initiative is ahead of schedule and has resulted in expense savings of approximately $29 million in the third quarter of 2003 and approximately $66 million for the first nine months of 2003.

BUSINESS RESULTS

Total business earnings were $291 million for the third quarter of 2003 compared with $296 million for the second quarter of 2003 and $321 million for the third quarter of 2002. Total business earnings for the third quarter of 2003 declined in each comparison as lower earnings from Regional Community Banking resulting from lower net interest income offset higher earnings from Wholesale Banking reflecting higher

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The PNC Financial Services Group, Inc.
Reports Third Quarter 2003 Earnings -- Page 3



gains on sales of assets. The Consolidated Financial Highlights include a reconciliation of total business earnings to total consolidated results and a reconciliation of net interest income as reported under GAAP to taxable-equivalent net interest income. The "Other" category in the Consolidated Financial Highlights reflects differences between total business earnings and consolidated results as reported in the first paragraph of this news release.

     See Early Adoption of FIN 46 and the "Impact of FIN 46" schedules included in the Consolidated Financial Highlights for further details of the income statement line items impacted by PNC's adoption of this standard. The adoption of FIN 46 had a minimal impact on third quarter of 2003 consolidated net income and has no impact on business earnings.

BANKING BUSINESSES

Earnings for Regional Community Banking totaled $138 million for the third quarter of 2003 compared with $159 million for the second quarter of 2003 and $192 million for the third quarter of 2002. Lower earnings in the third quarter of 2003 compared with the second quarter of 2003 resulted from a decline in revenue driven by lower net interest income. Taxable-equivalent net interest income decreased $25 million compared with the second quarter of 2003 due to sales and maturities of securities that were replaced at lower yields, a change in asset mix and prepayments on the residential mortgage loan portfolio. These negative impacts to net interest income masked the benefit of growth in home equity loans and demand deposits, two of the Regional Community Bank's core products. Noninterest income for the third quarter of 2003 declined $9 million compared with the second quarter of 2003 primarily due to a lower level of both net securities gains and gains on sales of education loans. The decline in earnings compared with the third quarter of 2002 was also attributable to a decline in revenue, primarily due to significantly higher net securities gains in 2002 and a decrease in taxable-equivalent net interest income reflecting a lower interest rate environment and a smaller residential mortgage loan portfolio in 2003.

     Wholesale Banking includes the results of Corporate Banking, PNC Real Estate Finance and PNC Business Credit. Wholesale Banking earnings totaled $77 million for the third quarter of 2003 compared with $63 million for the second quarter of 2003 and $57 million for the third quarter of 2002. Gains on sales of loans and a positive adjustment of the valuation allowance on loans held for sale were the primary factors in the higher earnings for Wholesale Banking in both comparisons.

     Corporate Banking earnings were $37 million for the third quarter of 2003 compared with $33 million for the second quarter of 2003 and $30 million for the third quarter of 2002. The adoption of FIN 46 resulted in an increase during the third quarter of 2003 of $4 million to taxable-equivalent net interest income that was offset by a decrease of $3 million to noninterest income and an increase to noninterest expense of $1 million. The improvement in earnings in the third quarter of 2003 compared with the second quarter of 2003 reflected higher taxable-equivalent net interest income and a lower provision for credit losses. The increase in taxable-equivalent net interest income reflected lower borrowing costs that more than offset the impact of a decline in average loans outstanding and loans held for sale. Earnings increased compared with the third quarter of 2002 as a reduction in the provision for credit losses in the third quarter of 2003 and lower noninterest expense more

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The PNC Financial Services Group, Inc.
Reports Third Quarter 2003 Earnings -- Page 4


than offset a decline in taxable-equivalent net interest income. Taxable-equivalent net interest income decreased compared with the prior year quarter primarily due to the impact of a smaller loan portfolio and lower average interest rates. The decline in average loans outstanding reflected continued weak loan demand and a strategy to exit client relationships that did not meet the desired risk/return profile for the capital invested.

     Earnings from PNC Real Estate Finance totaled $34 million for the third quarter of 2003. Earnings for the second quarter of 2003 and the third quarter of 2002 were $24 million and $19 million, respectively. A decline in the provision for credit losses and a positive adjustment of the valuation allowance related to the liquidation of the institutional loans held for sale were the primary factors that contributed to improved results for the third quarter of 2003 compared with both the second quarter of 2003 and the third quarter of 2002. In addition, a $10 million increase in net gains on commercial mortgage loan sales in the third quarter of 2003 compared with the third quarter of 2002 contributed to the higher earnings relative to the prior year period.

     PNC Business Credit earnings totaled $6 million for both the third quarter and second quarter of 2003 and totaled $8 million for the third quarter of 2002. Third quarter 2003 earnings were consistent with the level in the second quarter of 2003 as higher taxable-equivalent net interest income attributable to loan growth was offset by an increase in the provision for credit losses. Earnings declined compared with the third quarter of 2002 as an $8 million increase in the provision for credit losses in the third quarter of 2003 more than offset higher noninterest income. Noninterest income for the third quarter of 2002 included net losses on the institutional lending held for sale portfolio of $4 million.

     Earnings from PNC Advisors totaled $20 million for the third quarter of 2003, the second quarter of 2003 and the third quarter of 2002. The adoption of FIN 46 resulted in increases during the third quarter of 2003 of $3 million to taxable-equivalent net interest income and $73 million to noninterest income that were offset by increases to noninterest expense of $7 million and minority and other interests in income of consolidated entities of $69 million. Earnings for the third quarter of 2003 were consistent with the prior quarter as higher fee income from increased trading activity offset a decline in taxable-equivalent net interest income apart from the impact of FIN 46. Earnings were consistent with the third quarter of 2002 as higher fee income driven by improved equity market conditions and increased brokerage activity were offset by the negative effect on taxable-equivalent net interest income of the lower interest rate environment in 2003. Assets under management at PNC Advisors totaled $50.9 billion at September 30, 2003, $51.1 billion at June 30, 2003 and $50.2 billion at September 30, 2002.

ASSET MANAGEMENT AND PROCESSING BUSINESSES

BlackRock's earnings totaled $40 million for the third quarter of 2003 compared with $39 million for the second quarter of 2003 and $33 million for the third quarter of 2002. The adoption of FIN 46 resulted in increases during the third quarter of 2003 of $24 million to net interest income and $9 million to noninterest income that were mitigated by increases of $2 million to noninterest expense and $31 million to


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The PNC Financial Services Group, Inc.
Reports Third Quarter 2003 Earnings -- Page 5


minority and other interests in income of consolidated entities. Earnings increased slightly in the third quarter of 2003 compared with the second quarter of 2003 as higher revenue was mitigated by an increase in sales-based compensation expenses and lower investment income. Earnings for the third quarter of 2003 increased 21 percent compared with the prior year quarter due to higher revenue driven by an increase in assets under management. BlackRock's assets under management were $293.5 billion at September 30, 2003 compared with $286.3 billion at June 30, 2003 and $245.9 billion at September 30, 2002. Growth in assets under management since June 30, 2003 reflected net subscriptions of $6.5 billion and net market appreciation of $.7 billion, while growth since September 30, 2002 was comprised of net subscriptions of $33.8 billion and net market appreciation of $13.8 billion. BlackRock is approximately 70 percent owned by PNC and is consolidated into PNC's financial statements. Accordingly, approximately 30 percent of BlackRock's earnings are recognized as minority interest expense in the Corporation's consolidated income statement and are included in the "Other" category in the Business Earnings (Loss) table in the Consolidated Financial Highlights.

     Earnings from PFPC totaled $16 million for the third quarter of 2003 compared with $15 million for the second quarter of 2003 and $19 million for the third quarter of 2002. PFPC's results for the third quarter of 2002 included the benefit of a $19 million pretax ($11 million after taxes) reduction in reserves that were originally established in 2001 largely related to a previously reported plan to consolidate selected facilities. The higher level of earnings in the third quarter of 2003 compared with the third quarter of 2002 was driven by a decline in operating expenses, primarily reflecting a $14 million benefit from efficiency initiatives, the full impact of which was partially offset by investments to support net new business.

"OTHER"

The "Other" category includes differences between business performance reporting and financial statement reporting, equity management activities, minority interest in income of BlackRock, residual asset and liability management activities and corporate overhead. A net loss of $8 million was reported in "Other" for the third quarter of 2003 compared with a net loss of $111 million for the second quarter of 2003 and a net loss of $32 million for the third quarter of 2002. Expenses totaling $120 million, or $87 million after taxes, recognized in connection with the DOJ agreement were included in the results of "Other" for the second quarter of 2003. Excluding this item, the net loss in "Other" for the third quarter of 2003 declined $16 million and $24 million compared with the second quarter of 2003 and the third quarter of 2002, respectively, due primarily to lower net losses from equity management activities.

EARLY ADOPTION OF FIN 46

In October 2003, the Financial Accounting Standards Board announced that the effective date of FIN 46 was deferred from July 1, 2003 to December 31, 2003 for interests held by public companies in all variable interest entities created prior to February 1, 2003. However, PNC elected to adopt the accounting


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The PNC Financial Services Group, Inc.
Reports Third Quarter 2003 Earnings -- Page 6


provisions of FIN 46 as of the original July 1, 2003 implementation date by consolidating those variable interest entities currently subject to the standard. Note 1 Accounting Policies included in PNC's Quarterly Report on Form 10-Q for the three months ended June 30, 2003 provides further information regarding FIN 46.

A number of variable interest entities were consolidated by PNC upon adoption of FIN 46:

- Market Street Funding Corporation ("Market Street"), a multi-seller asset-backed commercial paper conduit that is independently owned and managed, was consolidated as PNC Bank, N.A., is the primary beneficiary since it receives a majority of the expected residual returns and would absorb a majority of any expected losses of the conduit. This entity is reflected in the results of Corporate Banking.

- BlackRock acts as collateral manager for six collateralized debt obligation ("CDO") funds, including a collateralized loan obligation fund which closed on September 30, 2003. BlackRock is considered the primary beneficiary given its role as collateral manager since it receives a majority of the expected residual returns in the form of non-fixed, market-based fees from the funds.

- PNC Real Estate Finance makes equity investments in various limited partnerships that sponsor affordable housing projects utilizing the Low Income Housing Tax Credit. PNC Real Estate Finance is considered the primary beneficiary of those entities in which PNC owns in excess of 50 percent of the limited partnership interests. Additionally, PNC Real Estate Finance is a national syndicator of affordable housing equity and is the general partner in these structures. In certain of these transactions, PNC is considered the primary beneficiary as it receives a majority of the expected residual returns through the receipt of fees.

- PNC Advisors manages a number of private investment funds organized as limited partnerships or offshore corporations ("Hawthorn Funds"). These entities were consolidated as PNC was determined to be the primary beneficiary since it receives a majority of the expected residual returns in the form of fees received from these entities.

     The adoption of FIN 46 resulted in increases in total assets and total liabilities of $6.5 billion at September 30, 2003. Several income statement line items changed significantly with the inclusion of the results of the variable interest entities that were consolidated, but the impact on consolidated net income was minimal. The Consolidated Financial Highlights include a consolidating balance sheet and a consolidating statement of income that provide details of the impact of the adoption of FIN 46.

CONSOLIDATED REVENUE REVIEW

Total revenue represents the sum of taxable-equivalent net interest income and noninterest income. Total revenue was $1.4 billion for the third quarter of 2003, an increase of $121 million compared with the second quarter of 2003 and an increase of $117 million compared with the third quarter of 2002. Total revenue for the third quarter of 2003 included $117 million related to the adoption of FIN 46, comprised of

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The PNC Financial Services Group, Inc.
Reports Third Quarter 2003 Earnings -- Page 7


a $29 million impact on taxable-equivalent net interest income and an $88 million impact on noninterest income.

NET INTEREST INCOME

Taxable-equivalent net interest income totaled $514 million and the net interest margin was 3.49 percent for the third quarter of 2003 compared with $523 million and 3.91 percent, respectively, for the second quarter of 2003.
Taxable-equivalent net interest income was $532 million and the net interest margin was 3.88 percent for the third quarter of 2002.

     A reconciliation of the taxable-equivalent net interest income and margin for the second quarter of 2003 and the third quarter of 2003 follows:

                                                                                              Net         Net
                                                                                           interest    interest
Taxable-equivalent net interest income and margin reconciliation (dollars in millions)      income      margin
---------------------------------------------------------------------------------------------------------------
Second quarter 2003                                                                           $523        3.91%
Asset replacements at lower yields and market and other factors                               (24)       (.23)
Adoption of SFAS 150                                                                          (14)       (.10)
Adoption of FIN 46                                                                              29       (.09)
                                                                                        -----------------------
Third quarter 2003                                                                            $514        3.49%
---------------------------------------------------------------------------------------------------------------

     The continued low interest rate environment, prepayments on the residential mortgage loan portfolio and the sales and maturities of securities that were replaced at lower yields resulted in a decline in taxable-equivalent net interest income of $24 million and a decline in the net interest margin of 23 basis points compared with the second quarter of 2003.

     PNC's adoption, effective July 1, 2003, of Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," ("SFAS 150") negatively impacted third quarter of 2003 taxable-equivalent net interest income by $14 million and the net interest margin by 10 basis points. As required by SFAS 150, the Corporation's mandatorily redeemable capital securities of subsidiary trusts (trust preferred securities) totaling $848 million were reclassified in the third quarter of 2003 from the mezzanine section of the Consolidated Balance Sheet to borrowed funds. The dividends paid on these financial instruments, previously classified as noninterest expense, were recharacterized as interest expense. Reclassification of prior period amounts was not permitted under the standard.

     The consolidation of variable interest entities due to the adoption of FIN 46 during the third quarter of 2003 increased taxable-equivalent net interest income by $29 million and average interest-earning assets by $4.6 billion. These results negatively impacted the net interest margin by nine basis points.

     The decline in taxable-equivalent net interest income and margin compared with the third quarter of 2002 reflected the impact of the adoption of both FIN 46 and SFAS 150, the lower interest rate environment in 2003 and a decline in average interest-earning assets due to prepayments on the residential mortgage loan portfolio and a smaller institutional lending portfolio.

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The PNC Financial Services Group, Inc.
Reports Third Quarter 2003 Earnings -- Page 8


NONINTEREST INCOME

Noninterest income totaled $906 million and represented 64 percent of total revenue for the third quarter of 2003 compared with $776 million and 60 percent, respectively, for the second quarter of 2003. Noninterest income was $771 million and represented 59 percent of total revenue for the third quarter of 2002. Noninterest income for the third quarter of 2003 included $88 million related to the adoption of FIN 46. The following table highlights changes in specific items contained within consolidated noninterest income:


                                                                 Third Quarter  Second Quarter  Third Quarter
In millions                                                               2003            2003           2002
-------------------------------------------------------------------------------------------------------------
Adoption of FIN 46 (a)                                                     $88
Held for sale gains, net of valuation adjustments (b)                       23             $15            $17
Net securities gains                                                        19              26             68
Net gains on sales of commercial mortgages (b)                              15              13              5
PFPC retirement services(c)                                                  2               7              7
Equity management losses                                                    (4)           (17)            (22)
All other                                                                  763             732            696
                                                                 --------------------------------------------
     Noninterest income                                                   $906            $776           $771
-------------------------------------------------------------------------------------------------------------

(a) Included in "Asset management", "Corporate services" and "Investments held by certain variable interest entities" noninterest income in the Consolidated Statement of Income.

(b)  Included in "Corporate services" in the Consolidated Statement of Income.

(c) Included in "Fund Servicing" and "Other" noninterest income in the Consolidated Statement of Income.

     All other noninterest income increased $31 million, or four percent, compared with the second quarter of 2003 and $67 million, or 10 percent, compared with the third quarter of 2002 primarily due to higher asset management fees, corporate services revenue and other noninterest income. The increases in these categories were driven by growth in assets under management, affordable housing and commercial mortgage servicing fees, and higher trading profits, respectively.

CONSOLIDATED EXPENSES REVIEW

Noninterest expense totaled $835 million and the efficiency ratio was 59 percent for the third quarter of 2003 compared with $935 million and 72 percent, respectively, for the second quarter of 2003. Noninterest expense for the third quarter of 2003 included $28 million related to the adoption of FIN 46. The level of noninterest expense and the efficiency ratio for the second quarter of 2003 were negatively impacted by the DOJ-related expenses. Noninterest expense was $790 million and the efficiency ratio was 61 percent for the third quarter of 2002. The following table highlights changes in specific items contained within consolidated noninterest expense:

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

The PNC Financial Services Group, Inc.
Reports Third Quarter 2003 Earnings -- Page 9



                                                                       Third Quarter  Second Quarter   Third Quarter
In millions                                                                     2003            2003            2002
--------------------------------------------------------------------------------------------------------------------
Adoption of FIN 46 (a)                                                           $28
Costs incurred under DOJ agreement (b)                                                         $115
PFPC restructuring reserve reversal (b)                                                                       $(19)
Distributions on capital securities (trust preferred securities)                                 14             15
PFPC retirement services (c)                                                       1              9             11
Legal and consulting fees related to regulatory compliance and
   certain legal proceedings  (b)                                                  1              5              8
Washington Mutual litigation (b)                                                                                 5
All other                                                                        805            792            770
                                                                       ---------------------------------------------
    Noninterest expense                                                         $835           $935           $790
--------------------------------------------------------------------------------------------------------------------

(a) Included in "Staff expense" and "Other" noninterest expense in the Consolidated Statement of Income.

(b) Included in "Other" noninterest expense in the Consolidated Statement of Income.

(c) Included in "Staff expense", "Net occupancy", "Equipment" and "Other" noninterest expense in the Consolidated Statement of Income.

     All other noninterest expense increased $13 million, or two percent, compared with the second quarter of 2003 primarily due to higher sales-based compensation, corporate governance and community relations expenses that more than offset an $8 million greater benefit from the efficiency initiative in the third quarter of 2003. All other noninterest expense in the third quarter of 2003 increased $35 million, or five percent, compared with the third quarter of 2002 as higher pension, stock option, incentive compensation and marketing expenses and continued investments in PNC's businesses more than offset a $29 million benefit of the 2003 efficiency initiative.

ASSET QUALITY REVIEW

At September 30, 2003, nonperforming assets totaled $396 million compared with $404 million at June 30, 2003 and $409 million at September 30, 2002. The ratio of nonperforming assets to total loans, loans held for sale and foreclosed assets was 1.10 percent at September 30, 2003 compared with 1.12 percent at June 30, 2003 and 1.08 percent at September 30, 2002.

     Nonperforming loans were $324 million at September 30, 2003 compared with $327 million at June 30, 2003 and $271 million at September 30, 2002. The ratio of nonperforming loans to total loans was .94 percent at September 30, 2003, .95 percent at June 30, 2003, and .75 percent at September 30, 2002. The increase in this ratio from a year ago was primarily due to a $1.4 billion decline in loans.

     At September 30, 2003, nonperforming loans held for sale totaled $35 million compared with $45 million at June 30, 2003 and $125 million at September 30, 2002. Nonperforming loans held for sale are carried at lower of cost or market value and represented nine percent, 11 percent and 31 percent of total nonperforming assets at September 30, 2003, June 30, 2003 and September 30, 2002, respectively.

     Foreclosed and other assets totaled $37 million at September 30, 2003 compared with $32 million at June 30, 2003 and $13 million at September 30, 2002. The balance at September 30, 2003 and June 30, 2003 included the Corporation's repossession of collateral related to a single airline industry credit during the second quarter of 2003.

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

The PNC Financial Services Group, Inc.
Reports Third Quarter 2003 Earnings -- Page 10

     The provision for credit losses was $50 million for the third quarter of 2003 compared with $57 million for the second quarter of 2003 and $73 million for the third quarter of 2002.

     The allowance for credit losses was $648 million at September 30, 2003, and represented 1.88 percent of total loans and 200 percent of nonperforming loans. The comparable amounts and ratios were $673 million, 1.95 percent and 206 percent, respectively, at June 30, 2003 and $648 million, 1.80 percent and 239 percent, respectively, at September 30, 2002. The allowance for unfunded loan commitments and letters of credit was $89 million at September 30, 2003 compared with $78 million at June 30, 2003 and $79 million at September 30, 2002. The increase at September 30, 2003 was attributable to increases in unfunded commitments and reserve allocation rates in Corporate Banking and PNC Business Credit. The allocation rate change was driven by higher default probabilities.

     Net charge-offs were $63 million or .73 percent of average loans for both the third quarter of 2003 and the second quarter of 2003. Net charge-offs were $73 million or .79 percent of average loans for the third quarter of 2002. Net charge-offs for the third quarter of 2003 included $28 million related to a single PNC Business Credit loan to a wholesale goods/retail customer for which a substantial reserve had been provided at June 30, 2003. Net charge-offs for the second quarter of 2003 included $24 million related to a single airline industry credit for which a substantial reserve had been provided at December 31, 2002. Net charge-offs for the third quarter of 2002 included $43 million related to a single credit supported by vocational student loans that resulted from a draw during the second quarter of 2002 by Market Street on a liquidity facility provided by PNC.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $72.3 billion at September 30, 2003, an increase of $5.0 billion or seven percent from June 30, 2003 primarily due to the addition of $6.5 billion of assets from the adoption of FIN 46. The securities portfolio declined $1.1 billion in the comparison as a result of sales during the third quarter of 2003. Total assets at September 30, 2003 increased $4.6 billion compared with September 30, 2002, as the impact of FIN 46 in 2003 was partially offset by a decline in loans and loans held for sale.

     Average interest-earning assets were $58.4 billion for the third quarter of 2003, an increase of $5.2 billion compared with the second quarter of 2003 and an increase of $4.2 billion compared with the third quarter of 2002. Average interest-earning assets increased $4.6 billion during the third quarter of 2003 due to the adoption of FIN 46.

     Average total loans of $34.4 billion for the third quarter of 2003 were down approximately $500 million compared with the second quarter of 2003 and declined $2.3 billion compared with the third quarter of 2002. An increase in home equity loans that was more than offset by the impact of prepayments of residential mortgages, weak commercial loan demand coupled with strategic commercial loan downsizing and the run-off of vehicle leases resulted in the declines compared with the prior quarterly periods.

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

The PNC Financial Services Group, Inc.
Reports Third Quarter 2003 Earnings -- Page 11

     Average total deposits were $44.6 billion for the third quarter of 2003 compared with $43.9 billion for the second quarter of 2003 and $43.7 billion for the third quarter of 2002. Average total deposits represented 63 percent of total sources of funds for the third quarter of 2003, the second quarter of 2003 and the third quarter of 2002. Average aggregate interest-bearing demand, money market and demand and other non-interest bearing deposits were $33.5 billion for the third quarter of 2003, an increase of approximately $1.1 billion, or 14 percent on an annualized basis, compared with the second quarter of 2003 and up $2.7 billion compared with the third quarter of 2002. Both increases reflected ongoing client acquisition and retention efforts.

     Average borrowed funds were $14.0 billion for the third quarter of 2003, an increase of $5.3 billion compared with the second quarter of 2003 and an increase of $4.2 billion compared with the third quarter of 2002. Average borrowed funds for the third quarter of 2003 included $4.5 billion and $.8 billion due to the impact of the adoption of FIN 46 and SFAS 150, respectively. As required by SFAS 150, the Corporation's mandatorily redeemable capital securities of subsidiary trusts totaling $848 million were reclassified in the third quarter of 2003 from the mezzanine section of the Consolidated Balance Sheet to borrowed funds.

     Shareholders' equity totaled $6.6 billion at September 30, 2003, $6.8 billion at June 30, 2003 and $6.7 billion at September 30, 2002. The regulatory capital ratios at September 30, 2003 are estimated to be 7.4 percent for Leverage, 8.2 percent for Tier 1 and 11.3 percent for Total Risk-based Capital. The ratios declined from their levels at June 30, 2003 primarily as a result of the adoption of FIN 46. The Consolidated Financial Highlights provide details regarding the impact of FIN 46 on these ratios.

     Common shares outstanding at September 30, 2003 were 277.3 million. PNC's current stock repurchase program permits the purchase of up to 35 million shares of common stock through February 29, 2004. Under this program, PNC purchased 3.2 million common shares during the third quarter of 2003 at a total cost of $152 million. For the first nine months of 2003, 9.8 million shares have been purchased at a total cost of $452 million. The extent and timing of share repurchases during the remainder of the year will depend on a number of factors including, among others, market and general economic conditions, regulatory capital considerations, alternative uses of capital and the potential impact on PNC's credit rating. A total of 10.1 million common shares have been repurchased under this program from inception through September 30, 2003.


ASSETS UNDER MANAGEMENT
FUND ASSETS AND SHAREHOLDER ACCOUNTS SERVICED

Assets under management were $336 billion at September 30, 2003 compared with $328 billion at June 30, 2003 and $285 billion at September 30, 2002. Growth in fixed income assets managed by BlackRock was the primary factor in the increases from each prior quarter.

                                     -more-

The PNC Financial Services Group, Inc.
Reports Third Quarter 2003 Earnings -- Page 12


     At September 30, 2003, PFPC provided accounting/administration services for $634 billion of pooled investment assets and provided custody services for $384 billion of pooled investment assets. The comparable amounts were $618 billion and $371 billion, respectively, at June 30, 2003 and $489 billion and $311 billion, respectively, at September 30, 2002. Increases in both accounting/administration and custody pooled investment assets at September 30, 2003 compared with the prior periods resulted from new business, asset inflows from existing business and the continued upward trend in the equity markets during the third quarter of 2003. Total assets serviced by PFPC amounted to $1.5 trillion at both September 30, 2003, and June 30, 2003 and $1.3 trillion at September 30, 2002.

     PFPC serviced approximately 21 million transfer agency shareholder accounts at September 30, 2003, 20 million at June 30, 2003, and 28 million at September 30, 2002. The decline in transfer agency accounts in 2003 was primarily due to a loss of one large client in the first quarter. Subaccounting shareholder accounts serviced by PFPC totaled 29 million at September 30, 2003, 28 million at June 30, 2003 and 24 million at September 30, 2002. The increase in subaccounting shareholder accounts serviced at September 30, 2003 compared with September 30, 2002 resulted from net new business and growth in existing client accounts.

UNITED NATIONAL BANCORP ACQUISITION

In August 2003, the Corporation signed a definitive agreement to acquire United National Bancorp ("United National") for approximately $638 million in stock and cash. United National is a bank holding company with approximately $3 billion in total assets. Its principal subsidiary, UnitedTrust Bank, provides a full range of commercial and retail banking services through 45 branches in New Jersey and seven branches in Pennsylvania. With this acquisition, PNC expects to increase its customer base by more than 100,000 households and businesses.

     The transaction is expected to close in January 2004. The merger is subject to customary closing conditions, including regulatory approvals and the approval of shareholders of United National. A special meeting of United National shareholders is anticipated later in 2003 to approve this transaction. PNC has filed all applicable applications for approval of the merger and the bank combination with the Federal Reserve, OCC and the New Jersey Department of Banking and Insurance. The Corporation's Registration Statement on Form S-4 filed with the Securities and Exchange Commission ("SEC") on October 9, 2003, provides further information.

CONFERENCE CALL AND SUPPLEMENTARY FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer, James E. Rohr, and PNC Vice Chairman and Chief Financial Officer, William S. Demchak, will hold a conference call for investors at 10:00 a.m. (eastern time) today regarding the topics addressed in this release and the related financial supplement. Investors should call 5-

                                     -more-

The PNC Financial Services Group, Inc.
Reports Third Quarter 2003 Earnings -- Page 13



10 minutes before the start of the conference at 800-990-2718 (domestic) and 706-643-0187 (international). A taped replay of the call will be available for one week at 800-642-1687 (domestic) and 706-645-9291 (international); enter conference ID: 3017713.

     In addition, internet access to the call (listen-only) and to PNC's third quarter earnings release and supplementary financial information regarding PNC's third quarter results will be available on PNC's website at www.pnc.com under "For Investors." PNC's third quarter earnings release and the related financial supplement, which includes significant financial information that will be discussed on the conference call, will be available on PNC's website prior to the beginning of the conference call. A replay of the webcast will be available on PNC's website for thirty days.

     The conference call may include a discussion of non-GAAP financial measures, which is qualified by GAAP reconciliation information included in this news release or otherwise available on PNC's website under "For Investors." The conference call may include forward-looking information which, along with the supplementary financial information and this news release, is subject to the cautionary statement that follows.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This news release contains, and other statements that the Corporation may make may contain, forward-looking statements with respect to the Corporation's outlook or expectations for earnings, revenues, expenses, capital levels, asset quality or other future financial or business performance, strategies or expectations, or the impact of legal, regulatory or supervisory matters on the Corporation's business operations or performance. Forward-looking statements are typically identified by words or phrases such as "believe," "feel," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "position," "target," "assume," "achievable," "potential," "strategy," "goal," "objective," "plan," "aspiration," "outcome," "continue," "remain," "maintain," "seek," "strive," "trend," and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "might," "can," "may," or similar expressions. The Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and the Corporation assumes no duty and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

     In addition to factors previously disclosed in PNC's SEC reports and those discussed elsewhere in this news release, forward-looking statements are subject, among others, to the following risks and uncertainties, which could cause actual results or future events to differ materially from those anticipated in forward-looking statements or from historical performance: (1) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which if adverse could result in: a deterioration in credit quality, increased credit losses, and increased funding of unfunded loan commitments and letters of credit; an adverse effect on the allowances for credit losses and unfunded loan commitments and letters of credit; a reduction in demand for credit or fee-based products and services; a reduction in net interest income, value of assets under management and assets serviced, value of private equity investments and of other debt and equity investments, value of loans held for sale or value of other on-balance sheet and off-balance sheet assets; or changes in the availability and terms of funding necessary to meet PNC's liquidity needs; (2) relative and absolute investment performance of assets under management; (3) the introduction, withdrawal, success and timing of business initiatives and strategies, decisions regarding further reductions in balance sheet leverage, the timing and pricing of any sales of loans held for sale, and PNC's inability to realize cost savings or revenue

                                     -more-

The PNC Financial Services Group, Inc.
Reports Third Quarter 2003 Earnings -- Page 14


enhancements, or to implement integration plans relating to or resulting from mergers, acquisitions, restructurings and divestitures; (4) customer borrowing, repayment, investment and deposit practices and their acceptance of PNC's products and services; (5) the impact of increased competition; (6) how PNC chooses to redeploy available capital, including the extent and timing of any share repurchases and acquisitions or other investments in PNC businesses; (7) the inability to manage risks inherent in PNC's business; (8) the unfavorable resolution of legal proceedings or government inquiries; the impact of increased litigation risk from recent regulatory and other governmental developments; and the impact of reputational risk created by recent regulatory and other governmental developments on such matters as business generation and retention, the ability to attract and retain management, liquidity and funding; (9) the denial of insurance coverage for claims made by PNC; (10) an increase in the number of customer or counterparty delinquencies, bankruptcies or defaults that could result in, among other things, increased credit and asset quality risk, a higher provision for credit losses and reduced profitability; (11) the impact, extent and timing of technological changes, the adequacy of intellectual property protection and costs associated with obtaining rights in intellectual property claimed by others; (12) actions of the Federal Reserve Board affecting interest rates, money supply or otherwise reflecting changes in monetary policy;
(13) the impact of legislative and regulatory reforms and changes in accounting policies and principles; (14) the impact of the regulatory examination process, the Corporation's failure to satisfy the requirements of agreements with governmental agencies, and regulators' future use of supervisory and enforcement tools; (15) terrorist activities and international hostilities which may adversely affect the general economy, financial and capital markets, specific industries, and the Corporation; and (16) issues related to the completion of the pending acquisition of United National Bancorp and the integration of its business into that of PNC, including the following: completion of the transaction is dependent on, among other things, receipt of stockholder and regulatory approvals, the timing of which cannot be predicted with precision at this point and which may not be received at all; the transaction may be materially more expensive to complete than anticipated, including as a result of unexpected factors or events; the integration of United National's business and operations into PNC, which will include conversion of United National's different systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to United National's or PNC's existing businesses; the anticipated cost savings of the acquisition may take longer than expected to be realized or may not be achieved in their entirety; and the anticipated benefits to PNC are dependent in part on United National's business performance in the future, and there can be no assurance as to actual future results, which could be impacted by various factors, including the risks and uncertainties generally related to PNC's and United National's performance (with respect to United National, see United National's SEC reports, also accessible on the SEC's website) or due to factors related to the acquisition of United National and the process of integrating it into PNC.

     The Corporation's SEC reports, accessible on the SEC's website at www.sec.gov and on PNC's website at www.pnc.com, contain additional information about the foregoing risks and uncertainties and identify additional factors that can affect the results anticipated in forward-looking statements or from historical performance.


     The PNC Financial Services Group, Inc., headquartered in Pittsburgh, is one of the nation's largest diversified financial services organizations, providing regional community banking; wholesale banking, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

                           [TABULAR MATERIAL FOLLOWS]

CONSOLIDATED FINANCIAL HIGHLIGHTS

The PNC Financial Services Group, Inc.                                                                        Page 15

                                                           For the three months ended       For the nine months ended
                                                     -------------------------------------- -------------------------
Dollars in millions, except per share data           September 30      June 30 September 30 September 30 September 30
Unaudited                                                    2003         2003         2002         2003         2002
------------------------------------------------------------------------------------------- ------------------------
FINANCIAL PERFORMANCE
Revenue
   Net interest income (taxable-equivalent basis) (a)      $  514       $  523       $  532       $1,543      $1,683
   Noninterest income                                         906          776          771        2,477       2,431
                                                          --------------------------------- ------------------------
   Total revenue                                           $1,420       $1,299       $1,303       $4,020      $4,114
                                                          --------------------------------- ------------------------

Net income                                                 $  281       $  184       $  285       $  727      $  922
                                                          --------------------------------- ------------------------

Per common share
   Diluted earnings                                        $ 1.00       $  .65       $ 1.00       $ 2.57      $ 3.23
                                                          --------------------------------- ------------------------
   Cash dividends declared                                 $  .48       $  .48       $  .48       $ 1.44      $ 1.44
------------------------------------------------------------------------------------------- ------------------------
SELECTED RATIOS
Return on
   Average common shareholders' equity (b)                  17.06%       10.91%       17.49%       14.53%      20.01%
   Average assets (b)                                        1.56         1.13         1.72         1.44        1.84
Net interest margin                                          3.49         3.91         3.88         3.71        4.00
Noninterest income to total revenue (c)                        64           60           59           62          59
Efficiency (b)(d)                                              59           72           61           65          59
====================================================================================================================

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform to the current period presentation.

(a) The interest income earned on certain assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than a taxable investment. In order to provide accurate comparisons of yields and margins for all earning assets, the interest income earned on tax-exempt assets has been increased to make them fully equivalent to other taxable interest income investments. A reconciliation of net interest income as reported in the Consolidated Statement of Income to net interest income on a taxable-equivalent basis follows (in millions):

                                                      For the three months ended         For the nine months ended
                                               ----------------------------------------  --------------------------
                                               September 30       June 30  September 30  September 30  September 30
                                                       2003          2003          2002          2003          2002
                                               ------------       -------  ------------  ------------  ------------
Net interest income, GAAP basis                      $  512        $  521        $  528        $1,536        $1,673
Taxable-equivalent adjustment                             2             2             4             7            10
                                                     ------        ------        ------        ------        ------
Net interest income, taxable-equivalent basis        $  514        $  523        $  532        $1,543        $1,683
                                                     ======        ======        ======        ======        ======

(b) Ratios as adjusted for the second quarter 2003 DOJ-related expenses are provided in the following table. See "Agreement with Department of Justice" in the Financial Review section of the Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003. These expenses represent matters which management believes are not indicative of the Corporation's legal and regulatory affairs arising out of the operation of its business in the ordinary course.

                                                                                    For the three          For the nine
                                                                                     months ended          months ended
                                                                                    June 30, 2003    September 30, 2003
                                                                               -------------------   -------------------
        Return on average common shareholders' equity, GAAP basis                           10.91%                14.53%
        Adjustment for DOJ-related expenses                                                  5.15                  1.74
                                                                               -------------------   -------------------
        Return on average common shareholders' equity, as adjusted                          16.06                 16.27
                                                                               ===================   ===================

        Return on average assets, GAAP basis                                                 1.13%                 1.44%
        Adjustment for DOJ-related expenses                                                   .53                   .17
                                                                               -------------------   -------------------
        Return on average assets, as adjusted                                                1.66                  1.61
                                                                               ===================   ===================

        Efficiency ratio, GAAP basis                                                           72%                   65%
        Adjustment for DOJ-related expenses                                                    (9)                   (3)
                                                                               -------------------   -------------------
        Efficiency ratio, as adjusted                                                          63                    62
                                                                               ===================   ===================


(c) Computed as total noninterest income divided by the sum of net interest income and noninterest income. For the nine months ended September 30, 2002, the ratio previously reported had been computed using taxable-equivalent net interest income. The ratio for that period has been restated to conform to the current period presentation.

(d) The efficiency ratio for all periods presented is computed as noninterest expense divided by the sum of net interest income and noninterest income. For the nine months ended September 30, 2002, the efficiency ratio previously reported had been computed by excluding amortization expense and distributions on capital securities from the calculation and had used taxable-equivalent net interest income. The efficiency ratio for that period has been restated to conform to the current period presentation.


                                     -more-

CONSOLIDATED FINANCIAL HIGHLIGHTS

The PNC Financial Services Group, Inc.                                                                           Page 16



                                                                Third Quarter 2003              Second Quarter 2003
                                                           -----------------------------   -----------------------------
                                                                                   Fully                           Fully
                                                                                 diluted                         diluted
Dollars in millions, except per share data                   Pretax      Net    earnings    Pretax      Net     earnings
Unaudited                                                    Impact   Income   per share    Impact   Income    per share
                                                          -------------------------------  ------------------------------
RECONCILIATION OF QUARTERLY
GAAP EARNINGS TO NORMALIZED
EARNINGS (a)
Results as reported on a GAAP basis                                    $281       $1.00                $184        $ .65
Normalization adjustments:
   Costs incurred under Department of Justice ("DOJ")
     agreement and legal and consulting fees related to
     regulatory compliance and certain legal
     proceedings (b)                                         $  1                            $120        87          .31
                                                             --------------------------      ---------------------------
             Reported results excluding above item                      281        1.00                 271          .96
   PFPC restructuring reserve reversal (c)
   Washington Mutual litigation (d)
   Held for sale gains, net of valuation adjustments (e)      (23)      (15)                  (15)      (10)
   Equity management losses (f)                                 4         3                    17        11
   Net securities gains (g)                                    (4)       (3)                  (11)       (7)
------------------------------------------------------------------------------------------------------------------------
       Total other normalization adjustments                            (15)       (.05)                 (6)        (.02)
------------------------------------------------------------------------------------------------------------------------
Results as adjusted to reflect normalized earnings                     $266       $ .95                $265        $ .94
========================================================================================================================


                                                               Third Quarter 2002
                                                          ----------------------------
                                                                                 Fully
                                                                               diluted
Dollars in millions, except per share data                 Pretax      Net    earnings
Unaudited                                                  Impact   Income   per share
                                                          ----------------------------
RECONCILIATION OF QUARTERLY
GAAP EARNINGS TO NORMALIZED
EARNINGS (a)

Results as reported on a GAAP basis                                  $285      $1.00
Normalization adjustments:
   Costs incurred under Department of Justice ("DOJ")
     agreement and legal and consulting fees related to
     regulatory compliance and certain legal
     proceedings (b)                                        $  8        5        .02
                                                          ---------------------------
             Reported results excluding above item                    290       1.02
   PFPC restructuring reserve reversal (c)                   (19)     (11)
   Washington Mutual litigation (d)                            5        3
   Held for sale gains, net of valuation adjustments (e)     (17)     (11)
   Equity management losses (f)                               22       14
   Net securities gains (g)                                  (53)     (34)
-------------------------------------------------------------------------------------
       Total other normalization adjustments                          (39)      (.14)
-------------------------------------------------------------------------------------
Results as adjusted to reflect normalized earnings                   $251      $ .88
=====================================================================================

(a) This reconciliation is provided so that users of the Corporation's financial information (shareholders, investor analysts, regulators and others) have a basis for comparison of the Corporation's results for the periods presented that supplements results as reported in accordance with generally accepted accounting principles ("GAAP"). Management believes that this additional information is useful and relevant as it identifies and summarizes significant items included in reported GAAP earnings that management believes are not a reflection of the Corporation's core operating performance for the periods presented.

(b) See "Agreement with Department of Justice" in the Consolidated Income Statement Review portion of the Financial Review section of the Corporation's Quarterly Report on Form 10-Q for the three months ended June 30, 2003, regarding second quarter 2003 amounts. These expenses represent matters not arising out of the operation of the Corporation's business in the ordinary course. Therefore, management believes these expenses are not indicative of the Corporations's legal and regulatory affairs related to its business operations and have been removed from the computation of normalized earnings.

(c) In the fourth quarter of 2001, PFPC incurred $36 million of pretax charges largely related to a plan to consolidate certain facilities as a follow-up to the integration of an acquisition. During 2002, the facilities strategy was modified and certain originally contemplated relocations were no longer expected to occur. Accordingly, during the third quarter of 2002, PFPC recognized a $19 million pretax reduction in the 2001 facilities consolidation reserve. Management believes these activities are not indicative of the ongoing business operations of PFPC and, therefore, the 2002 reduction to reserves has been removed from the computation of normalized earnings.

(d) In January 2003, the Corporation and Washington Mutual, FA agreed to settlement of all issues in dispute between them in connection with the sale of the Corporation's residential mortgage banking business in January 2001. The net loss on settlement, reported in the Corporation's fourth quarter 2002 results in discontinued operations, was substantially offset by the reversal in the fourth quarter of 2002 of reserves available for this matter. These reserves had been charged to expense in continuing operations during 2002, including the third quarter of 2002. Management believes these expenses are not indicative of the Corporation's legal affairs related to its business operations and have been removed from the computation of normalized earnings.

(e) The Corporation has realized gains, net of valuation adjustments, on disposition of loans designated as held for sale as part of its institutional lending repositioning initiative. These assets and underlying customer relationships are not included in the Corporation's ongoing business strategy for Wholesale Banking. Accordingly, these amounts have been removed from the computation of normalized earnings.

(f) Private equity investment activities have been conducted at a more moderate pace than in prior years and emphasis is being placed on the management of capital for other investors, for which the Corporation generates fee income. Fair value adjustments on the existing portfolio of investments are not managed outcomes from these activities. Accordingly, valuation losses have been removed from the computation of normalized earnings.

(g) Certain net gains or losses from the disposition of securities designated as available for sale are a recurring component of the Corporation's balance sheet and interest rate risk management process. Based on the current portfolio and interest rate environment, management believes that net securities gains in excess of $15 million on a quarterly basis may not be sustainable, indicative of future performance, or reflect the Corporation's business strategy. Accordingly, this amount has been removed from the computation of normalized earnings.

     Total net securities gains were $19 million for the third quarter of 2003 (consisting of $17 million in Regional Community Banking; $1 million in BlackRock and $1 million in "Other").

     Total net securities gains were $26 million for the second quarter of 2003 (consisting of $22 million in Regional Community Banking; $2 million in Corporate Banking; and $1 million each in BlackRock and "Other").

     Total net securities gains were $68 million for the third quarter of 2002 (consisting of $66 million in Regional Community Banking and $2 million in "Other").

                                     -more-

CONSOLIDATED FINANCIAL HIGHLIGHTS

The PNC Financial Services Group, Inc.                                                                                      Page 17

                                                             For the three months ended           For the nine months ended
                                                        ---------------------------------------  ---------------------------
In millions                                             September 30      June 30  September 30  September 30  September 30
Unaudited                                                       2003         2003          2002          2003          2002
-----------------------------------------------------------------------------------------------  ---------------------------

BUSINESS EARNINGS (LOSS)
Banking Businesses
  Regional Community Banking                                  $ 138         $ 159         $ 192         $ 449         $ 545
  Wholesale Banking
     Corporate Banking                                           37            33            30           112           117
     PNC Real Estate Finance                                     34            24            19            74            67
     PNC Business Credit                                          6             6             8            26            12
-----------------------------------------------------------------------------------------------  ---------------------------
       Total wholesale banking                                   77            63            57           212           196
  PNC Advisors                                                   20            20            20            56            84
-----------------------------------------------------------------------------------------------  ---------------------------
       Total banking businesses                                 235           242           269           717           825
-----------------------------------------------------------------------------------------------  ---------------------------
  BlackRock                                                      40            39            33           114            99
  PFPC                                                           16            15            19            43            57
-----------------------------------------------------------------------------------------------  ---------------------------
      Total asset management and processing businesses           56            54            52           157           156
-----------------------------------------------------------------------------------------------  ---------------------------
      Total business earnings                                   291           296           321           874           981
Intercompany Eliminations                                        (2)           (1)           (4)           (5)           (7)
Other (a)                                                        (8)         (111)          (32)         (142)          (52)
-----------------------------------------------------------------------------------------------  ---------------------------

      Total consolidated                                      $ 281         $ 184         $ 285         $ 727         $ 922
===============================================================================================  ===========================


Dollars in millions, except per share data                        September 30          June 30       September 30
Unaudited                                                                 2003             2003               2002
-------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA (b)
Assets                                                                 $72,284          $67,262            $67,659
Earning assets                                                          58,657           54,748             55,650
Loans, net of unearned income                                           34,524           34,534             35,917
Allowance for credit losses                                                648              673                648
Securities                                                              14,889           16,017             12,536
Loans held for sale                                                      1,531            1,475              1,989
Deposits                                                                45,523           46,694             44,960
Borrowed funds                                                          13,863            7,903              9,947
Allowance for unfunded loan commitments and
   letters of credit                                                        89               78                 79
Shareholders' equity                                                     6,637            6,774              6,717
Common shareholders' equity                                              6,628            6,765              6,707
Book value per common share                                              23.93            24.16              23.62
Loans to deposits                                                           76%              74%                80%

ASSETS UNDER MANAGEMENT  (billions)                                       $336             $328               $285

CAPITAL RATIOS (b)
Tier 1 Risk-based (c)                                                      8.2%             8.9%               8.8%
Total Risk-based (c)                                                      11.3             12.3               12.5
Leverage (c)                                                               7.4              8.1                7.8
Shareholders' equity to assets                                            9.18            10.07               9.93
Common shareholders' equity to assets                                     9.17            10.06               9.91

ASSET QUALITY RATIOS
Nonperforming assets to total loans,
   loans held for sale and foreclosed assets                              1.10%            1.12%              1.08%
Nonperforming loans to loans                                               .94              .95                .75
Net charge-offs to average loans (for the three months ended)              .73              .73                .79
Allowance for credit losses to loans                                      1.88             1.95               1.80
Allowance for credit losses to nonperforming loans                         200              206                239
===================================================================================================================

(a) "Other" for the three months ended June 30, 2003 and the nine months ended September 30, 2003, includes pretax expenses of $120 million ($87 million after taxes) in connection with the DOJ agreement. In addition, "Other" for the nine months ended September 30, 2003 includes a pretax charge of $23 million ($15 million after taxes) related to leased facilities.

(b) See "Impact of FIN 46" on pages 18 and 19 of these Consolidated Financial Highlights regarding the impact of the adoption of FIN 46 on this information.

(c)  Estimated for September 30, 2003.

                                     -more-

CONSOLIDATED FINANCIAL HIGHLIGHTS
The PNC Financial Services Group, Inc.
IMPACT OF FIN 46                                                                                                            Page 18
CONSOLIDATING STATEMENT OF INCOME (Unaudited)

                                                                                   Impact of FIN 46
                                                                --------------------------------------------------------
                                                   Results                                      Affordable
For the three months ended September 30, 2003  before adoption  Market St  BlackRock  Hawthorn    Housing   Eliminations Results as
In millions, except per share data                of FIN 46      Funding      CDOs      Funds   Partnerships  and Other   reported
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans and fees on loans                             $477                                                                     $477
Securities                                           136                                $4                                    140
Loans held for sale                                    8                                                                        8
Purchased customer receivables                                     $11                                                         11
Investments held by certain
   variable interest entities                                                 $48                                              48
Other                                                 33                                             $1                        34
----------------------------------------------------------------------------------------------------------------------------------
   Total interest income                             654            11         48        4            1                       718
----------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits                                             106                                                                      106
Borrowed funds                                        65                                                                       65
Commercial paper                                                     7                                                          7
Liabilities of certain
   variable interest entities                                                  24        1            3                        28
----------------------------------------------------------------------------------------------------------------------------------
   Total interest expense                            171             7         24        1            3                       206
----------------------------------------------------------------------------------------------------------------------------------
   Net interest income                               483             4         24        3           (2)                      512
Provision for credit losses                           50                                                                       50
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   Net interest income less
      provision for credit losses                    433             4         24        3           (2)                      462
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NONINTEREST INCOME
Asset management                                     217                       (5)                                            212
Fund servicing                                       188                                                                      188
Service charges on deposits                           60                                                                       60
Brokerage                                             46                                                                       46
Consumer services                                     65                                                                       65
Corporate services                                   135            (3)                                                       132
Equity management                                     (4)                                                                      (4)
Net securities gains                                  19                                                                       19
Investments held by certain variable
   interest entities                                                           14       73            9                        96
Other                                                 92                                                                       92
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   Total noninterest income                          818            (3)         9       73            9                       906
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NONINTEREST EXPENSE
Staff expense                                        447                                 4                        1           452
Net occupancy                                         63                                                                       63
Equipment                                             67                                                                       67
Marketing                                             16                                                                       16
Other                                                214             1          2        3           18          (1)          237
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   Total noninterest expense                         807             1          2        7           18                       835
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Income before minority and other interests
   in income of consolidated entities
   and income taxes                                  444                       31       69          (11)                      533
Minority and other interests in income
   of consolidated entities                           13                       31       69          (11)         (2)          100
Income taxes                                         152                                                                      152
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   Net income                                       $279                                                         $2          $281
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

CONSOLIDATED FINANCIAL HIGHLIGHTS
The PNC Financial Services Group, Inc.
IMPACT OF FIN 46                                                                                                            Page 19
CONSOLIDATING BALANCE SHEET  (Unaudited)
                                                                                   Impact of FIN 46
                                                               ----------------------------------------------------------
                                                 Results                                         Affordable
At September 30, 2003                        before adoption   Market St  BlackRock   Hawthorn     Housing   Eliminations Results as
In millions, except par value                   of FIN 46       Funding      CDOs       Funds   Partnerships   and Other   reported
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                          $3,148                        $57        $315           $3                 $3,614
Other short-term investments                      2,533                                                                      2,590
Loans held for sale                               1,531                                                                      1,531
Securities                                       14,887             2                                                       14,889
Loans, net of unearned income of $1,037          34,610           (86)                                                      34,524
   Allowance for credit losses                     (649)            1                                                         (648)
------------------------------------------------------------------------------------------------------------------------------------
   Net loans                                     33,961           (85)                                                      33,876
Goodwill                                          2,385                                                                      2,385
Other intangible assets                             311                                                                        311
Purchased customer receivables                                  2,481                                                        2,481
Investments held by certain variable
  interest entities                                                          2,318                                           2,318
Other                                             7,078             2           41         727          467         (23)     8,289
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   Total assets                                 $65,834        $2,397       $2,564      $1,042         $470        ($23)   $72,284
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LIABILITIES
Deposits
   Noninterest-bearing                          $12,118                                                                    $12,118
   Interest-bearing                              33,491           (86)                                                      33,405
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      Total deposits                             45,609           (86)                                                      45,523
Borrowed funds
   Federal funds purchased                          881                                                                        881
   Repurchase agreements                          1,048                                                                      1,048
   Bank notes and senior debt                     2,839                                                                      2,839
   Federal Home Loan Bank borrowings              1,127                                                                      1,127
   Subordinated debt                              1,980                                                                      1,980
   Mandatorily redeemable capital
      securities of subsidiary trusts               848                                                                        848
   Commercial paper                                            $2,483                                                        2,483
   Liabilities of certain variable
          interest entities                                                 $2,141        $114         $160                  2,415
   Other borrowed funds                             188                         54                                             242
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      Total borrowed funds                        8,911         2,483        2,195         114          160                 13,863
Allowance for unfunded loan
   commitments and letters of credit                 89                                                                         89
Mandatorily redeemable interest in
   consolidated entities                                                       268         892          234         (23)     1,371
Accrued expenses                                  2,214                         14                                           2,228
Other                                             2,128                         87          36           76                  2,327
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   Total liabilities                             58,951         2,397        2,564       1,042          470         (23)    65,401
------------------------------------------------------------------------------------------------------------------------------------
Minority interest                                   246                                                                        246
SHAREHOLDERS' EQUITY
Common stock - $5 par value
  Authorized 800 shares, issued 353 shares        1,764                                                                      1,764
Capital surplus                                   1,110                                                                      1,110
Retained earnings                                 7,507                                                                      7,507
Deferred benefit expense                            (24)                                                                       (24)
Accumulated other comprehensive income              147                                                                        147
Common stock held in treasury
    at cost:  76 shares                          (3,867)                                                                    (3,867)
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   Total shareholders' equity                     6,637                                                                      6,637
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   Total liabilities, minority interest
     and shareholders' equity                   $65,834        $2,397       $2,564      $1,042         $470        ($23)   $72,284
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CAPITAL AND OTHER RATIOS
Tier 1 Risk-based (a)(b)                            8.9%                       (.5)%       (.1)%        (.1)%                  8.2%
Total Risk-based (a)(b)                            12.3                        (.7)        (.2)         (.1)                  11.3
Leverage (a)                                        8.1           (.3)%        (.2)        (.1)         (.1)                   7.4
Shareholders' equity to total assets              10.08          (.34)        (.36)       (.15)        (.06)        .01 %     9.18
Common shareholders' equity to total assets       10.07          (.34)        (.36)       (.15)        (.06)        .01       9.17
Return on average assets                           1.68          (.06)        (.05)       (.02)                     .01       1.56
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

(a)  Estimated for September 30, 2003.

(b) Regulatory capital relief has been granted through April 1, 2004 with respect to consolidation of the Market Street conduit.